EXECUTIVE EMPLOYMENT AGREEMENT

     THIS AGREEMENT is entered into as of the ___ day of _________, 1998 by and between Solmecs Ltd., company number 51-085552-1 (the "Company") and Professor Herman Branover, Israel I.D. number ___________ (the "Executive").

     WHEREAS: The Company desires to employ the Executive as the President and Chief Executive Officer of the Company, and the Executive desires to engage in such employment, on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the parties agree as follows

1.   Employment

     (a) The Company agrees to employ the Executive and the Executive agrees to be employed by the Company on the terms and conditions set out in this Agreement.

     (b) The Executive shall be employed as the President and Chief Executive Officer of the Company. The Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar capacity subject to the direction of the Board of Directors of the Company or such officer of the Company as may be appointed by the Board of Directors of the Company (the "Board").

     (c) Excluding periods of vacation, sick leave and military reserve service to which the Executive is entitled or required, the Executive agrees to devote total attention and full time to the business and affairs of the Company and its subsidiaries as required to discharge the responsibilities assigned to the Executive hereunder. During the term of this Agreement, the Executive shall not be engaged in any other employment nor engage actively in any other business activities or in any other activities which may hinder his performance hereunder, with or without compensation, or any other person, firm or company without the prior written consent of the Company

     (d) The Executive's duties shall be in the nature of management duties that demand a special level of loyalty and accordingly the Law of Work Hours and Rest 5711 - 1951 shall not apply to this Agreement. The parties hereto confirm that this is a personal services contract and that the relationship between the parties hereto shall not be subject to any general or special collective employment agreement or any custom or practice of the Company in respect of any of its other employees or contractors.




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2.   Base Salary

     (a) The Company agrees to pay or cause to be paid to the Executive during the term of this Agreement a gross salary of $8,200 (eight thousand, two-hundred US Dollars) per month which amount shall include the benefits set forth in Section (b) below and all other statutory employer contributions (the "Base Salary"). The Base Salary shall be payable monthly in arrears, on the first day of each month and shall be paid in NIS based on the representative exchange rate on the date of payment.

     (b) The Base Salary specified in Section 2(a) includes remuneration for working overtime, and the Executive shall not be entitled to any further remuneration or payment whatsoever other than the Base Salary and/or benefits, unless expressly specified in this Agreement. The Executive acknowledges that the Base Salary, to which he is entitled pursuant to this Agreement constitutes due consideration for him working overtime.

     (c) All amounts payable hereunder shall be reviewed annually by the Board of Directors. At such review, the Board of Directors shall also consider whether to grant a bonus to the Executive.

3.   Executive Benefits

     (a)  The Executive shall be entitled to the following benefits:

          (i) Sick Leave. The Executive shall be entitled to fully paid sick leave pursuant to the Sick Pay Law 5736 - 1976

          (ii) Vacation. The Executive shall be entitled to an annual vacation of twenty (20) working days per year. A "working day" shall mean Sunday to Thursday inclusive. Up to two years equivalent of vacation days may be accumulated and may, at the Executive's option, upon thirty days written notice to the Company, be converted into cash payments in an amount equal to the proportionate part of the Base Salary for such days to the extent provided by law.

          (iii)Manager's Insurance. The Company shall effect a Manager's Insurance Policy (the "Policy") in the name of the Executive, and shall pay a sum equal to 15.83% of the Executive's Base Salary towards such Policy of which 8.33% will be on account of severance pay and 5% on account of pension fund payments and a further 2.5% of the Executive's Base Salary on account of disability pension payments. The Company shall deduct 5% from the Executive's Base Salary to be paid on behalf of the Executive towards such Policy. Payments by the Company towards the Policy under this Section 3(a)(iii) shall be in lieu of any statutory obligations to pay severance pay, subject to the approval of the Minister of Labor under Section 14 of the Severance Pay Law 5723-1963. The figures specified in this Section 3(a)(iii) above shall be amended in accordance with any amendment to the maximum allowances permitted or deductions required by the provisions of any relevant law.

          (iv) Further Education Fund Contributions. The Company shall pay a sum equal to 7.5% of the Executive's Base Salary and shall deduct 2.5% from the Executive's Base Salary to be paid on behalf of the Executive toward a further education fund. Use of these funds shall be in accordance with the by-laws of such fund.

          (v) Motor Vehicle. The Company shall provide the Executive with the use of a motor vehicle with an engine size of at least 1800 cc. Such motor vehicle shall belong to or be leased the Company and shall be registered in the Company's name for use by the Executive, his spouse and their children during the term of this Agreement. The motor vehicle shall be returned by the Executive to the Company upon the termination of the Executive's employment with the Company for any reason, except as set forth in Section 5(iii)(c). The Company shall bear all expenses with regard to such motor vehicle, including gasoline expenses, comprehensive insurance coverage, maintenance, repairs, registration, yearly tests and other costs of the motor vehicle. All income tax for which the Executive shall become liable as a result of his use of the motor vehicle shall be borne by the Executive who acknowledges that such taxes will be withheld from the Executive's Base Salary as required by law.

          (vi) Telephone. The Company shall maintain a telephone line at the Executive's home and make a cellular phone available to the Executive. The Company will bear all fixed and variable expenses relating to such telephone and cellular phone lines.

          (vii)Medical Examination. The Company shall pay for one comprehensive medical examination for the Executive during each year of his employment by the Company.

        (viii) Options in SCNV. The Executive shall be entitled to receive options in SCNV Acquisition Corporation. The number of options and the terms and conditions of their exercise, including vesting and price shall be determined by the Board of Directors of SCNV.

4.   Expenses

     The Executive shall be entitled to receive prompt reimbursement of all direct expenses reasonably incurred by him in connection with the performance of his duties hereunder, including but not limited to professional literature related to the performance of his duties hereunder in an amount of up to $1,000 per year, provided that written receipts are produced for the same and approved by the Board.

5.   Term and Termination

     (a) The term of employment under this Agreement shall commence as of the date of this Agreement and will continue unless terminated under the following circumstances

          (i) Disability. The Company may terminate the Executive's employment after having established the Executive's disability. For purposes of this Agreement, "disability" means a physical or mental infirmity which impairs the Executive's ability to substantially perform his duties under this Agreement which continues for a period of at least one hundred and eighty (180) consecutive days. Upon termination for disability, the Executive shall be entitled to severance pay, required by law (subject to the provisions of Section 6(b) below).

          (ii) Cause. The Company may terminate the Executive's employment for cause. For purposes of this Agreement termination for "cause" shall mean and include: (i) conviction of any felony involving' moral turpitude or affecting the Company or its subsidiaries;
               (ii) any refusal to carry out a reasonable directive of the Board of Directors of the Company which involves the business of the Company or its subsidiaries and was capable of being lawfully performed, (iii) embezzlement of funds of the Company or its subsidiaries; (iv) ownership direct or indirect, of an interest in a person or entity (other than a minority interest in a publicly traded company) in competition with the products or services of the Company or its subsidiaries, including those products or services contemplated in a plan adopted by the Board of Directors of the Company or its subsidiaries; (v) any breach of the Executive's fiduciary duties or duties of care to the Company (except for conduct taken in good faith); and (vi) any conduct (other than conduct in good faith) materially detrimental to the Company); provided, however, that the Company may not terminate the Executive's employment for cause under Section 5(a)(ii) or (iv) unless it has given the Executive (i) written notice of the basis for the proposed termination and (ii) at least thirty days (30) in which to cure such basis. If the employment of the Executive is terminated for cause, then the Executive shall be entitled to severance pay in the amount required by law (subject to the provisions of Section 5(b) below).

         (iii) Without Cause. The Company may terminate the Executive's employment without cause provided that the Executive is given not less than 90 days written notice. During such 90-day period the Executive shall be entitled to compensation pursuant to Section 3 and to all of the benefits set forth in Section 3. During such 90-day period, the Executive shall transfer his position to his replacement in an orderly and complete manner and shall return to the Company all documents, professional literature and equipment belonging to the Company which may be in his possession at such time. Upon termination of his employment pursuant to this sub-Section 5(a)(iii), the Executive shall be entitled to the following.

               (A) An adjustment grant equal to three months of compensation pursuant to Section 9. Such compensation shall be paid in three monthly installments, commencing on the 15th day of the month following the termination of employment.

               (B) The telephone and cellular phone benefits set forth in sub-Section 3(a)(vi) for an adjustment period of three months.

               (C) Use of the motor vehicle as set forth in Section 3(v) for an adjustment period of three months.

               (D) Severance pay required by law (subject to the provisions of Section 5(b) below).

               (E)  An additional payment of one-month's salary, as set forth in
                    Section 2, for each year in which the Executive is employed by the Company commencing on the date of this Agreement.

          (iv) Termination by Executive. The Executive may terminate his employment with the Company upon 90 days notice to the Company. During such 90-day period the Executive shall be entitled to compensation pursuant to Section 2

     (b) The Company and Executive agree and acknowledge that in the event the Company transfers ownership of any executive insurance policy to the Executive, then such transfer shall constitute the partial payment of any severance pay the Company is required to pay to the Executive pursuant to the Severance Pay Law 5727-1963. Upon the termination of the Executive's employment with the Company, other than for cause as defined herein, the right to receive the Manager's Insurance Policy and the further education fund shall be automatically assigned to the Executive.

6.   Confidentiality

     (a) Proprietary Information. Executive recognizes and acknowledges that the designs, inventions improvements, trade secrets, software systems (including specifications, programs and documentation), the methods and data, and the developments, and works of authorship, which the Company or its subsidiaries uses, owns, plans or develops (whether for their own use or for use by their clients) are confidential and are the property of the Company. All of these materials and information, other than material or information then already in the public domain through no act or omission by the Executive will be referred to below as "Proprietary information."

     (b) Non-Disclosure. Executive agrees that, except in the ordinary course of the business of the Company or its subsidiaries Executive will not during or after the Executive's employment with the Company disclose to any person or entity or use, directly or indirectly for Executive's own benefit or the benefit of others. any Proprietary information, or permit any person to examine or make copies of any documents which may contain or be derived from Proprietary Information Executive agrees that the provisions of this paragraph shall survive the termination of this Agreement and Executive's employment with the Company.

7.   Intellectual Property Rights

     (a) For purposes of this Agreement, "Intellectual Property" means the following items of intangible and tangible property:

          (i) Patents, whether in the form of utility patents or design patents and all pending applications for such patents;

          (ii) Trademarks, trade names, service marks, designs, logos, trade dress, and trade styles, whether or not registered, and all pending applications for registration of the same;

          (iii)Copyrights or copyrightable material, including but not limited to books, articles and publications, whether or not registered, and all pending applications for registration of the same;

          (iv) Inventions, research records, trade secrets. confidential information, product designs, engineering specifications and drawings, technical information, formulae, customer lists, supplier lists and market analyses;

          (v) Computer programs, including, without limitation, computer programs embodied in semiconductor chips or otherwise embodied. and related flow-charts, programmer notes, updates and data, whether in object or source code form; and

          (vi) Semiconductor chip designs, whether or not registered as mask works or topographies.

     (b) The Executive hereby confirms that he has transferred in whole to the Company all of his rights, title and interest in any and all intellectual Property which is currently being used or contemplated to be used by the Company on the date hereof ("Intellectual Property").

     (c) The Executive hereby assigns to the Company by way of fixture assignment all Intellectual Property, originated, conceived, written or made by the Executive during the term of his employment with the Company, which is in any way connected to the products or services of the Company or its subsidiaries, including those products or services contemplated in a plan previously adopted by the Board of Directors of the Company or its subsidiaries, regardless of whether the Intellectual Property was made or acquired (i) during business hours
          (ii) at the premises of the Company, (ii) with the assistance of material supplied by the Company or (iii) at the request of the Company.

     (d) In furtherance of the foregoing Sections 7(a) through 7(d), the Executive agrees that all fruits of the Executive's work in connection with the business of the Company or its subsidiaries, including all Intellectual Property and future products (hereinafter referred to as an "Invention") which are invented or developed by the Executive during the term of his employment with the Company shall be wholly-owned by the Company, and the Company shall be entitled to deal therewith as it desires and register the Invention in its name or in the name of its subsidiaries. The duty of confidentiality in Section 6 shall also apply to any such Invention.

     (e) Upon request, the Executive will execute any instrument required to vest in the Company or its subsidiaries complete title and ownership to any intellectual Property or Invention. The Executive will, at the request of the Company, execute any necessary instrument to obtain legal protection in Israel and foreign countries for Intellectual Property or Inventions and for the purposes of vesting title thereto in the Company or its subsidiaries, all at the Company's expense and without any additional compensation of any kind to the Executive. The Executive irrevocably appoints the Company as his attorney in his name and on his behalf to execute all documents and do all things required in order to give full affect to the provisions of this Section.

8.   Competitive Activity

     (a) During the term of this Agreement and for a period of twelve (12) months from the date of termination of this Agreement for any reason ("the Termination Date"), the Executive will not directly or indirectly:

          (i) carry on or hold any interest in any company, venture, entity or other business (other than a minority interest in a publicly traded company) which competes with the products or services of the Company or its subsidiaries, including those products or services contemplated in a plan adopted by the Board of Directors of the Company or its subsidiaries ("a competing business") (including, without limitation, as shareholder);

          (ii) act as a consultant or employee or officer or in any managerial capacity in a competing business or supply in competition with the Company or its subsidiaries restricted services to any person who, to his knowledge, was provided with services by the Company or its subsidiaries any time during the twelve (12) months immediately prior to the Termination Date;

          (iii)solicit, canvass or approach or endeavor to solicit, canvass or approach any person who, to his knowledge, was provided with services by the Company or its subsidiaries at any time during the twelve ( 12) months immediately prior to the Termination Date, for the purpose of offering services or products which compete with the services or products supplied by the Company or its subsidiaries at the Termination Date ("restricted services");

          (iv) employ, solicit or entice away or endeavor to solicit or entice away from the Company or its subsidiaries any person employed by the Company or its subsidiaries any time during the twelve (12) months immediately prior the Termination Date with a view to inducing that person to leave such employment and to act for another employer in the same or a similar capacity

9.   Reserve Duty

     The Executive shall continue to receive the salary provided for hereunder during periods of military reserve duty. The Executive hereby assigns and undertakes to pay to the Company any amounts received from the National Insurance Institute as compensation for such reserve duty service.

10.  Indemnification

     Subject to the limitations set forth in the Companies Ordinance (New Version) 5743 - 1983, the Company undertakes to indemnify the Executive for any claim or liability arising, or resulting, from the good faith fulfillment of his obligations hereunder, provided that (i) the Executive notifies the Company in writing, of any such claim or liability, (ii) cooperates with the Company in the defense or settlement thereof, and (iii) allows the Company to control the defense or settlement of the same.

11.  Notice

     For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered mail, postage prepaid, addressed to the respective addresses set forth below or last given by each party to the other, except that notice of change of address shall be effective only upon receipt.

     The initial addresses of the parties for purposes of this Agreement shall be as follows:

                  The Company:

                  The Executive:

12.  Miscellaneous

     (a) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     (b) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel.

     (c) The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof

     (d) This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or representations, oral or otherwise express or implied, with respect to the subject matter hereof have been made either party which are not expressly set forth in this Agreement.

     (e) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require such successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

     (f) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

     (g) The provisions of Sections 6 through 8 and 11 of this Agreement shall survive the rescission or termination, for any reason, of this Agreement and shall survive the termination of the Executive's employment with the Company.

     (h) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Solmecs Ltd.

By: ____________________________        ___________________________________
Name: __________________________        Professor Herman Branover
Title:__________________________